Exhibit 99.1

Draft Form of Proxy Statement

For Review by the Illinois Department of Insurance

NOTICE OF SPECIAL MEETING OF ELIGIBLE MEMBERS

TO BE HELD             , 2016

TO CERTAIN ELIGIBLE MEMBERS OF ILLINOIS CASUALTY COMPANY:

Notice is hereby given that the Special Meeting of Eligible Members (the “Special Meeting”) of Illinois Casualty Company (the “Company” or “Illinois Casualty”) will be held at              .m., local time, on             ,             , 2016, at [the Company’s offices at 225 20th Street], Rock Island, Illinois 61201 to consider and vote upon the following:

1.	the adoption and approval of a Plan of Conversion (the “Plan of Conversion”) (a copy of which is attached to the accompanying proxy statement as Exhibit A);

2.	the adoption and approval of the proposed amended and restated articles of incorporation of Illinois Casualty (a copy of which is attached to the accompanying proxy statement as Exhibit B);

3.	a proposal to adjourn the Special Meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the Special Meeting to approve the Plan of Conversion and the amended and restated articles of incorporation; and

4.	to transact any other business that may properly come before the Special Meeting or any adjournment or postponement thereof.

In accordance with the Company’s By-laws, action of the Board of Directors, the Plan of Conversion and the provisions of Section 59.1 of the Illinois Insurance Code, 215 ILCS 5/59.1, only those persons who were named insureds under Illinois Casualty insurance policies that were in force on February 16, 2016, which is the date that the Board of Directors of the Company adopted the Plan of Conversion, are entitled to notice of and to vote at the Special Meeting and any adjournment or postponement thereof.

Whether or not you plan to attend the Special Meeting, your vote is very important, and we encourage you to vote promptly. To vote, please mark, sign and date the enclosed proxy and mail it promptly in the enclosed, postage-paid return envelope. If you execute a proxy but later decide to attend the Special Meeting in person, or for any other reason desire to revoke your proxy, you may do so by submitting a later dated proxy that must be received before your proxy is voted. Submitting a proxy will not prevent you from attending the Special Meeting and voting in person if you so desire, but it will help us secure a quorum and reduce the expense of additional proxy solicitation.

By Order of the Board of Directors,

Gerald J. Pepping Chairman of the Board

Rock Island, Illinois

            , 2016

Draft Form of Proxy Statement

For Review by the Illinois Department of Insurance

PROXY STATEMENT

Your proxy, in the form enclosed, is solicited by the board of directors of Illinois Casualty Company (“Illinois Casualty” or the “Company”) for use at a Special Meeting of its members to be held on             , 2016 and any adjournment of that meeting, for the purposes set forth below. Only persons owning policies issued by Illinois Casualty that were in force at the close of business on February 16, 2016 are entitled to notice of and to vote at the Special Meeting. The board of directors urges you to sign and return your proxy even if you plan to attend the Special Meeting.

IMPORTANT NOTICE

The Plan of Conversion described in this Proxy Statement was approved by the Illinois Department of Insurance (the “Insurance Department”). Approval of the Plan of Conversion by the Insurance Department does not constitute or imply that the Insurance Department has endorsed the Plan of Conversion described in this Proxy Statement, nor does such approval constitute investment advice or a recommendation by the Insurance Department on how you should vote on the Plan of Conversion.

Introduction

A special meeting of the Eligible Members (defined below) of Illinois Casualty will be held at [the Company’s offices at 225 20th Street], Rock Island, Illinois 61201 on             ,             , 2016, at              .m., local time (the “Special Meeting”). The purpose of the Special Meeting is to consider and vote upon (i) a Plan of Conversion, as amended (the “Plan of Conversion”), and (ii) the proposed amended and restated articles of incorporation of Illinois Casualty (a copy of which is attached hereto as Exhibit B). The Plan of Conversion has been adopted by the Company’s board of directors and approved by the Insurance Department, and a copy of the Plan of Conversion is attached hereto as Exhibit A. If the Plan of Conversion is approved at the Special Meeting, Illinois Casualty will convert from an Illinois mutual insurance company to an Illinois stock insurance company (the “Conversion”) and will form a new mutual holding company pursuant to the provisions of Section 59.1 of the Illinois Insurance Code, 215 ILCS 5/59.1 (the “Act”).

“Eligible Members” are the persons who were named insureds under Illinois Casualty insurance policies that were in force on February 16, 2016, which is the date that the board of directors of the Company adopted the Plan of Conversion.

Overview of the Conversion

Illinois Casualty currently exists and operates as a mutual insurance company. This means that Illinois Casualty has no shareholders. Instead, Illinois Casualty has members consisting of the policyholders who have insurance coverage with Illinois Casualty.

Under the Act, an Illinois mutual insurance company that offers property and casualty insurance, such as Illinois Casualty, can adopt a plan to convert from a mutual insurance company to a stock insurance company. Mutual insurance companies may decide to convert into stock companies for many different reasons. Mutual insurance companies have limited access to the capital markets. By converting to stock form, a mutual insurance company gains the ability to raise capital through sales of its stock. By raising additional capital, Illinois Casualty strengthens its ability to pay claims made by its policyholders and defend and pay claims made against its policyholders. Stock insurance companies also are better able to make strategic acquisitions of other insurance companies and to enter into strategic business combinations with other insurers and insurance holding companies. In addition, stock insurance companies can use stock incentive programs to help them attract and retain key management personnel.

The principal purpose of the Conversion is to convert Illinois Casualty from a mutual insurance company into a stock insurance company in order to enhance its strategic and financial flexibility and to provide the Eligible Members with the right to acquire an equity interest in HoldCo (as defined below). Illinois Casualty’s board of directors believes that the Conversion is in the best interest of Illinois Casualty because the additional capital

Draft Form of Proxy Statement

For Review by the Illinois Department of Insurance

resulting from the Conversion should: (i) support further organic growth in direct written premium; (ii) enhance the prospect for Illinois Casualty to receive a rating upgrade from A. M. Best & Company; (iii) permit prudent geographic expansion; and (iv) provide a more cost effective capital structure. In addition, the additional capital and holding company should enhance Illinois Casualty’s ability to acquire other property and casualty insurance companies. Illinois Casualty’s board of directors further believes that the transaction is fair and equitable, is consistent with the purpose and intent of the Act and will not prejudice the interests of its members.

In its present structure as a mutual insurance company, Illinois Casualty can increase its statutory capital only through earnings generated by its business or by the issuance of surplus notes. Reliance on earnings to provide a long-term source of permanent capital, however, limits Illinois Casualty’s ability to develop new business, expand geographically, make acquisitions, and provide greater stability and protection for its policyholders. Surplus notes do not provide permanent capital and must be repaid out of a company’s earnings.

The Company’s Plan of Conversion consists of the following steps:

1.	Illinois Casualty will convert to a stock company. As part of the conversion, Illinois Casualty will issue all of its shares of capital stock to ICC Holdings, Inc., a newly formed Pennsylvania corporation (“HoldCo”). Illinois Casualty policyholders who formerly were “members” of Illinois Casualty will no longer be members of Illinois Casualty. The insurance policies issued by Illinois Casualty will remain in full force and effect as insurance policies of Illinois Casualty. The Conversion will not change the price, benefits, renewability or any other feature, term or condition of a policyholder’s insurance coverage.

2.	HoldCo will offer shares of its common stock (“Conversion Stock”) for sale in a public offering described in greater detail below (hereinafter, the “Offering”). The common stock of HoldCo will be offered for sale pursuant to a Registration Statement and Prospectus filed and effective under the Securities Act of 1933, as amended. Immediately after completion of the Offering and the Conversion, Illinois Casualty will become a wholly-owned subsidiary of HoldCo. Therefore, HoldCo, through its board of directors, will be able to control who is elected to Illinois Casualty’s board of directors.

3.	Eligible Members will be granted rights to subscribe to purchase shares of common stock of HoldCo in the Offering. These subscription rights provide such policyholders the opportunity to purchase shares before orders from any other purchasers may be accepted. If shares remain available for sale after the subscriptions of the Eligible Members are filled, such remaining shares will be sold to other purchasers (as described in greater detail in the Prospectus of HoldCo accompanying this Proxy Statement). The Conversion Stock will be offered for sale at $10.00 per share. An Eligible Member who wishes to subscribe must purchase at least 50 shares of stock and may not purchase more than 5% of the total number of shares of stock sold in the Offering. Other limitations apply to the Offering, which are described in greater detail in the Prospectus.

Information Relating to Voting at the Special Meeting

In accordance with the terms of Illinois Casualty’s articles of incorporation and bylaws, the terms of the Plan of Conversion and the provisions of the Act, each Eligible Member is entitled to notice of, and to vote at, the Special Meeting, and will be entitled at the Special Meeting to cast one vote, regardless of the number of policies of insurance held by that Eligible Member. A person who is an “Eligible Member” with reference to more than one policy shall have only one vote.

Approval of each of the Plan of Conversion and the amended and restated articles of incorporation will require the affirmative vote, either in person or by proxy, of at least two-thirds of the votes cast at the Special Meeting.

Eligible Members may vote at the Special Meeting or any adjournment thereof in person or by proxy. All properly executed proxies received by Illinois Casualty before the Special Meeting will be voted in accordance with the instructions indicated thereon. If no contrary instructions are given, such proxies will be voted in favor of (i) the

Draft Form of Proxy Statement

For Review by the Illinois Department of Insurance

Plan of Conversion, and (ii) the amended and restated articles of incorporation of Illinois Casualty. If any other matters are properly presented before the Special Meeting, the proxies solicited hereby will be voted on such matters by the proxyholders according to their discretion. Any Eligible Member giving a proxy will have the right to revoke his or her proxy at any time before it is voted by delivering written notice or a duly executed proxy bearing a later date to the Secretary of Illinois Casualty at any time prior to or at the Special Meeting or by attending the Special Meeting and voting in person.

The proxies solicited hereby will be used only at the Special Meeting and at any adjournment thereof. They will not be used at any other meeting.

Relationship Between this Proxy Statement and the Prospectus

A copy of the Prospectus for the offering of HoldCo’s common stock accompanies this Proxy Statement. This Proxy Statement summarizes and presents selected information from the Prospectus and may not contain all the information that might be important to an Eligible Member in deciding whether to (i) vote for adoption and approval of the Plan of Conversion, and/or (ii) subscribe for the purchase of Conversion Stock in the Offering. To understand the Offering fully, Eligible Members should read the Prospectus carefully, including the financial statements and the notes to financial statements of Illinois Casualty that are included in the Prospectus. Eligible Members also may wish to review the Plan of Conversion. A copy of the Plan of Conversion is attached hereto as Exhibit A and is available for review and downloading on Illinois Casualty’s website at www.ilcasco.com.1

The decisions to be made by an Eligible Member in voting on the Plan of Conversion and in deciding whether to purchase Conversion Stock are separate. For instance, you may vote in favor of the Plan of Conversion, but decide not to purchase any Conversion Stock. Or, you may vote against the Plan of Conversion, but decide to purchase Conversion Stock.

If for any reason the Plan of Conversion is not approved by Eligible Members, the Conversion will not be completed, no Conversion Stock will be sold, and your subscription rights will expire without any consideration.

The Parties

HoldCo

HoldCo, Inc. is a Pennsylvania business corporation organized on May [    ], 2016 for the purpose of becoming the stock holding company of Illinois Casualty and its subsidiaries following closing on the Conversion. HoldCo’s executive offices are located at 225 20th Street, Rock Island, Illinois 61201. HoldCo’s board of directors will consist of the current directors of Illinois Casualty.

HoldCo will not have engaged in any operations prior to completion of the Conversion. After completion of the Conversion, HoldCo’s primary assets will be the outstanding capital stock of Illinois Casualty, along with the amount of the net proceeds realized from the Offering of its common stock that remains after the use of such proceeds as described in the Prospectus.

HoldCo intends to apply to have its common stock listed for trading on the NASDAQ Stock Market.

Illinois Casualty

Illinois Casualty Company is an Illinois mutual insurance company organized in 1950. Its main offices are located at 225 20th Street, Rock Island, Illinois 61201, and its telephone number is (309) -            . At December 31, 2015, Illinois Casualty had total consolidated assets of $[            ] million and total equity of $[            ] million. During 2015, Illinois Casualty had direct written premiums of $[            ] million. Illinois Casualty is a regional multi-line property and casualty insurance company focusing on the food and beverage industry.

[1]	This reference to Illinois Casualty’s website includes only the documents available for review under the “Illinois Casualty Plan of Conversion” tab. Any other information available on Illinois Casualty’s website is not part of this Proxy Statement.

Draft Form of Proxy Statement

For Review by the Illinois Department of Insurance

The Conversion

Illinois Casualty adopted the Plan of Conversion on February 16, 2016. The Conversion involves a series of transactions by which Illinois Casualty will convert from a mutual insurance company to a stock insurance company. Following the Conversion, Illinois Casualty will become a subsidiary of HoldCo.

As an integral part of the Conversion, HoldCo will offer for sale in a subscription rights offering between 2,720,000 and 3,680,000 shares of HoldCo’s common stock (“Subscription Offering”). The Subscription Offering will be made in the following order of priority:

1.	First to “Eligible Members” – “Eligible Members” are the named policyholders of Illinois Casualty who were insured under Illinois Casualty insurance policies that were in force on February 16, 2016.

2.	Next to the ESOP – HoldCo will form an employee stock ownership plan (the “ESOP”) for the benefit of its employees. The ESOP will purchase a number of shares equal to 10.0% shares sold in the Offering. HoldCo will make a loan to the ESOP to fund the purchase of such shares.

3.	Last, to Directors and Officers of Illinois Casualty – The directors, officers and employees of Illinois Casualty.

Subscriptions will be accepted by HoldCo under the priorities described above.

If any shares of Conversion Stock remain available for purchase after the Subscription Offering, they will be offered to the general public (the “Community Offering”).2 The Plan of Conversion provides that HoldCo will give preferential treatment to orders received in the Community Offering from: people who became policyholders of Illinois Casualty after February 16, 2016, insurance producers who have produced business for Illinois Casualty within twelve months prior to the date of their subscription, and any standby purchasers, subject, however, to the right of HoldCo to accept or reject any order to purchase shares in the community offering in its sole and absolute discretion. HoldCo may accept subscriptions under the Subscription Offering and orders received under the Community Offering simultaneously. Payments received on stock orders that are not accepted will be refunded (without interest).

The purchase price for the Conversion Stock will be $10.00 per share. All purchasers will pay the same price per share in the Offering.

The Conversion will permit policyholders of Illinois Casualty, the management and employees of Illinois Casualty, and the general public to become equity owners of HoldCo and to share in its future. The Conversion also will provide additional capital that will enhance the ability of Illinois Casualty to expand its business.

Completion of the Conversion is subject to various conditions, including approval of the Conversion by the Eligible Members of Illinois Casualty, completion of the Offering, and receipt of all necessary regulatory approvals.

Transfers of Subscription Rights

Eligible Members will be granted subscription rights in connection with the Conversion that will permit them to purchase shares of HoldCo common stock in the Offering (the “subscription rights”). An Eligible Member may transfer all, but not less than all, of such member’s subscription rights only as follows, and any other attempted transfer will be void and not recognized:

(i) to such member’s spouse or children;

[2]	If Illinois Casualty enters into standby investor agreements, they are expected to have a priority right before the Community Offering.

Draft Form of Proxy Statement

For Review by the Illinois Department of Insurance

(ii) to a trust or other estate or wealth planning entity established for the benefit of such member or such member’s spouse or children; or

(iii) such member’s individual or joint individual retirement account (an IRA) or other tax qualified retirement plan.

Each Eligible Member has a subscription right to purchase up to 5% of the shares sold in the Offering.

Illinois Casualty’s Reasons for the Conversion

The principal purpose of the Conversion is to convert Illinois Casualty from a mutual insurance company into a stock insurance company in order to enhance its strategic and financial flexibility and to provide the Eligible Members with the right to acquire an equity interest in HoldCo. Illinois Casualty’s board of directors believes that the Conversion is in the best interest of Illinois Casualty because the additional capital resulting from the Conversion should: (i) support further organic growth in direct written premium; (ii) enhance the prospect for Illinois Casualty to receive a rating upgrade from A. M. Best & Company; (iii) permit prudent geographic expansion; and (iv) provide a more cost effective capital structure. In addition, the additional capital and holding company should enhance Illinois Casualty’s ability to acquire other property and casualty insurance companies. Illinois Casualty’s board of directors further believes that the transaction is fair and equitable, is consistent with the purpose and intent of the Act and will not prejudice the interests of its members.

In its present structure as a mutual insurance company, Illinois Casualty can increase its statutory capital only through earnings generated by its business or by the issuance of surplus notes. Reliance on earnings to provide a long-term source of permanent capital, however, limits Illinois Casualty’s ability to develop new business, expand geographically, make acquisitions, and provide greater stability and protection for its policyholders. Surplus notes do not provide permanent capital and must be repaid out of a company’s earnings.

Effects of the Conversion on Policyholders

In General

Each policyholder in a mutual insurance company, such as Illinois Casualty, has certain interests in the insurance company issuing the policy, including the contractual right to insurance coverage and the right to vote when provided by the company’s articles of incorporation or bylaws or as provided by law. Policyholders also may have the right to share in a liquidating distribution of the insurer’s net worth if the insurer were to voluntarily dissolve and liquidate its business and properties.

A policyholder of a mutual insurance company must have an in-force insurance policy issued by that company in order to be a member of that company. Except to the extent that a membership interest is deemed to have value in connection with the conversion of an insurance company from mutual to stock form, this interest as a member has no market value because it cannot be separated from the underlying policy and, in any event, is not transferable. A policyholder whose policy is cancelled, terminated or not renewed will lose his or her interest as a member. As of the completion of the Conversion, all membership interests in Illinois Casualty, except contract rights under policies of insurance, will terminate.

If the Plan of Conversion is not approved by the Eligible Members, or if the Conversion is not completed for any other reason, Illinois Casualty will continue to operate as a mutual insurance company. In that case, members will retain the rights described above.

Continuity of Insurance Coverage and Business Operations

Illinois Casualty’s conversion to stock form will not change the insurance protection or premiums under Illinois Casualty’s in-force insurance policies. During and after the Conversion, the normal business of issuing insurance policies and paying claims will continue without change or interruption. After the Conversion, Illinois Casualty (as converted) will continue to provide insurance coverage and services to its policyholders under in-force policies.

Draft Form of Proxy Statement

For Review by the Illinois Department of Insurance

Voting Rights

After the Conversion, the voting rights of all members of Illinois Casualty will cease. Policyholders will no longer have the right to vote on any matter involving Illinois Casualty. HoldCo will own all of the outstanding shares of Illinois Casualty capital stock and will elect the directors of Illinois Casualty.

Voting rights in HoldCo will be held by the shareholders of HoldCo. Each holder of HoldCo common stock will be entitled to vote on any matter to be considered by HoldCo shareholders, subject to the terms of HoldCo’s articles of incorporation and bylaws and to the provisions of Pennsylvania law.

Policyholder Dividends

Illinois Casualty has no in-force insurance policies that “participate” or provide for the payment of policy dividends. Therefore, the Conversion will not cause any policyholder to lose dividend rights or expectancies that may have existed in the period when Illinois Casualty operated as a mutual insurance company. Illinois Casualty can elect to continue to pay premium rebates with respect to certain types of insurance policies based on favorable loss experience.

Rights Upon Dissolution After Conversion

After the Conversion, policyholders will have no right to receive a pro rata distribution of any remaining surplus of Illinois Casualty upon its dissolution. Instead, this right will vest in HoldCo, as the sole shareholder of Illinois Casualty. In the event of a liquidation, dissolution or winding up of HoldCo, shareholders of HoldCo would be entitled to receive, after payment of all debts and liabilities of HoldCo, a pro rata portion of any liquidating distribution that is made of Holdings’ remaining assets.

Determination of the Price per Share and the Number of Shares to be Offered

The Act requires that, as part of the mutual-to-stock conversion of Illinois Casualty, Eligible Members must be offered the right to purchase stock of the stock insurance company (or a holding company for the stock insurance company, in this case, HoldCo). In such stock offering, the aggregate pro forma value of Illinois Casualty is determined by a qualified valuation expert engaged for this purpose. The value can be expressed as a valuation range. Feldman Financial Advisors, Inc. (“Feldman Financial”), which was engaged to serve as the independent valuation expert in the Conversion, prepared an appraisal report valuing Illinois Casualty (the “Appraisal Report”). In its report dated April 29, 2016, Feldman Financial estimated that the appraised value of Illinois Casualty is between $27.2 million and $36.8 million, with a midpoint value of $32.0 million. Accordingly, under the Plan of Conversion, we will offer for sale up to 3,680,000 shares of HoldCo, based upon the underlying pro forma appraised value of Illinois Casualty.

The Conversion Stock will be sold at $10.00 per share consistent with the typical offering price per share for many converting mutual companies.

If HoldCo is unable to sell at least 2,720,000 shares, then unless the Offering range is revised with the approval of the Insurance Department, the Conversion and Offering must be terminated, all subscriptions and orders cancelled and all funds returned.

Feldman Financial’s valuation is not a recommendation as to the advisability of purchasing shares of HoldCo. In preparing its Appraisal Report, Feldman Financial did not independently verify the financial statements and other information provided by Illinois Casualty, nor did Feldman Financial value independently the assets or liabilities of Illinois Casualty. The Appraisal Report considers Illinois Casualty as a going concern and should not be considered as an indication of the liquidation value of Illinois Casualty. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, any of which are subject to change from time to time, no assurance can be given that persons purchasing common stock in the Conversion will thereafter be able to sell such shares at prices at or above the initial purchase price in the Conversion of $10.00 per share.

Draft Form of Proxy Statement

For Review by the Illinois Department of Insurance

Limitations on Conversion Stock Purchases

The Plan of Conversion includes the following limitations on the number of shares of Conversion Stock that may be purchased in the Conversion:

•	No fewer than 50 shares or $500 of Conversion Stock may be purchased, to the extent such shares are available.

•	No person may purchase more than 5% of the total number of shares sold in the Offering, subject to the limitation on groups of persons acting in concert described below.

•	The maximum number of shares of stock subscribed for or purchased in all categories of the Offering by any person, together with associates of and groups of persons acting in concert with such persons, cannot exceed 5% of the total number of shares sold in the Offering with the exception of the ESOP, which may purchase up to 10.0% of the total number of shares sold in the Offering, and any standby investors. The Company currently expects that the ESOP will purchase up to this limit.

Restrictions on Transfer of Subscription Rights and Shares

Except as described above under “Transfers of Subscription Rights,” subscription rights granted under the Plan of Conversion are not transferable. Accordingly, except for such permitted transfers, any person receiving subscription rights under the Plan of Conversion may not transfer or enter into any agreement or understanding to transfer the legal or beneficial ownership of those subscription rights or the shares of Conversion Stock to be issued upon their exercise. Subscription rights may be exercised only for the account of the person receiving those rights under the Plan of Conversion or a permitted transferee. A person subscribing to Conversion Stock by exercise of subscription rights received under the Plan of Conversion or as a result of a permitted transfer will be required to certify that he or she is purchasing the shares solely for his or her own account and also that there is no agreement or understanding with any other person regarding the sale or transfer of such shares.

Shares of HoldCo common stock purchased in the Offering will thereafter be freely transferable under the Securities Act of 1933, as amended (“1933 Act”); provided, however that shares issued to directors and officers of Illinois Casualty and HoldCo will be restricted as to transfer for a period of one year from the effective date of the Conversion pursuant to the provisions of the Act (except for certain limited permitted transfers) and will be subject to additional transfer restrictions under Rule 144 of the 1933 Act.

Tax Effects

For a discussion of the material United States federal income tax consequences of the conversion to Illinois Casualty and to an Eligible Member of Illinois Casualty, see the section titled “Certain Federal Income Tax Considerations” in the accompanying Prospectus.

Illinois Casualty’s Articles of Incorporation and Bylaws

The following is a summary of certain provisions of the Amended Articles of Incorporation and bylaws of Illinois Casualty, which will become effective upon the conversion of Illinois Casualty from a mutual insurance company to a stock insurance company.

Illinois Casualty’s amended and restated Articles of Incorporation will authorize Illinois Casualty to issue 1,000 shares of common stock. All of Illinois Casualty’s outstanding common stock will be owned by HoldCo. Accordingly, exclusive voting rights with respect to the affairs of Illinois Casualty after the Conversion will be vested in the board of directors of HoldCo.

Draft Form of Proxy Statement

For Review by the Illinois Department of Insurance

As required by Illinois law, Illinois Casualty’s amended and restated Articles of Incorporation may be further amended only if such amendment is approved by the board of directors of Illinois Casualty, and, if and to the extent required by law, approved by the Insurance Department and the shareholders of Illinois Casualty. The bylaws may be amended by a majority vote of the board of directors of Illinois Casualty or by HoldCo as Illinois Casualty’s sole shareholder.

Termination of the Plan of Conversion

The Plan of Conversion may be terminated at any time prior to the effective date of the Conversion by the board of directors of Illinois Casualty.

Interpretation and Amendment of the Plan of Conversion

All interpretations of the Plan of Conversion by the boards of directors of Illinois Casualty and HoldCo will be final, conclusive and binding upon all persons. The Plan of Conversion may be amended by Illinois Casualty’s board of directors at any time before it is approved by the Insurance Department.

Adjournment

In the event that there are not sufficient votes to constitute a quorum or to approve the proposal to approve the Plan of Conversion and/or the amended and restated articles of incorporation of the Company at the special meeting, the proposals could not be approved unless such meeting was adjourned or postponed to a later date or dates in order to permit further solicitation of proxies. In order to allow proxies that have been received by us at the time of the special meeting to be voted for adjournment or postponement, you are being asked to consider a proposal to approve the adjournment or postponement of the special meeting, if necessary or appropriate, including to permit further solicitation of proxies if necessary to obtain additional votes in favor of the proposals.

If there are sufficient votes to constitute a quorum and approve the proposal to approve and adopt the Plan of Conversion and the amended and restated articles of incorporation of the Company at the special meeting, the chairman of the special meeting may determine that no action will be taken on the proposal to adjourn.

*    *    *    *    *    *     *

RECOMMENDATION OF THE BOARD OF DIRECTORS

The board of directors recommends that you vote “FOR” approval of the Plan of Conversion, “FOR” approval of the Amended and Restated Articles of Incorporation of Illinois Casualty, and “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies.

PLEASE NOTE: A vote in favor of the Plan of Conversion does not mean that you must purchase conversion stock in the Offering, and a vote against the Plan of Conversion does not mean you may not purchase stock in the Offering. You may vote in favor of the Plan of Conversion and decide not to purchase stock in the Offering. You may also vote against the Plan of Conversion and decide to purchase stock in the conversion. If the Plan of Conversion is not approved by the Eligible Members, the Conversion will not be completed, and no stock will be sold.

ADDITIONAL INFORMATION

WE URGE YOU TO CONSIDER CAREFULLY THIS PROXY STATEMENT, INCLUDING PARTICULARLY THE PROSPECTUS THAT ACCOMPANIES THIS PROXY STATEMENT. WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE SPECIAL MEETING, WE REQUEST THAT YOU FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS SOON AS POSSIBLE TO ASSURE THAT YOUR VOTE WILL BE COUNTED. THIS WILL NOT PREVENT YOU FROM VOTING IN PERSON IF YOU ATTEND THE SPECIAL MEETING. YOU MAY REVOKE YOUR PROXY BY WRITTEN INSTRUMENT DELIVERED TO             ,              OF ILLINOIS CASUALTY, AT ANY TIME PRIOR TO OR AT

Draft Form of Proxy Statement

For Review by the Illinois Department of Insurance

THE SPECIAL MEETING OR BY ATTENDING THE SPECIAL MEETING AND VOTING IN PERSON. YOUR PROXY SHOULD BE COMPLETED, SIGNED AND MAILED USING THE ENCLOSED ENVELOPE SO THAT IT IS RECEIVED ON OR BEFORE             , 2016 [INSERT DEADLINE].

THIS PROXY STATEMENT IS NOT AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY THE CONVERSION STOCK. SUCH OFFERS MAY BE MADE ONLY BY MEANS OF THE PROSPECTUS.

            , 2016

Rock Island, Illinois